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EXHIBIT 4

FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

        FIRST AMENDMENT, dated January 27, 2004 (this "Amendment"), to Shareholder Rights Agreement, dated as of February 28, 2003 (the "Rights Agreement"), by and between Sanchez Computer Associates, Inc., a Pennsylvania corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"). All capitalized terms used but not defined herein shall have the meaning set forth in the Rights Agreement.

        WHEREAS, the Company, Fidelity National Financial, Inc., a Delaware corporation ("Parent"), Fidelity Information Services, Inc., an Arkansas corporation and a direct wholly-owned subsidiary of Parent ("FIS"), Sunday Merger Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of FIS ("Merger Corp."), Sunday Merger LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FIS ("Merger LLC"), have proposed to enter into an Agreement and Plan of Merger and Reorganization to be dated the date hereof (the "Merger Agreement"); and

        WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Parent and FIS have proposed to enter into a Shareholder's Agreement (the "Shareholder Agreements") with each of Frank R. Sanchez, Michael A. Sanchez and Joseph F. Waterman (collectively, the "Company Shareholders") and Safeguard Scientifics, Inc. ("Safeguard" and, together with the Company Shareholders, the "Significant Shareholders"), pursuant to which, among other things, each Significant Shareholder agrees to (i) vote its shares in respect of the Merger (as defined in the Merger Agreement) and execute an irrevocable proxy in respect thereof (the "Voting Arrangements") and (ii) grant Parent and FIS an option (the "Option") to purchase all of the shares of Company common stock, no par value per share (the "Company Common Stock"), owned by the Significant Shareholders upon the terms and conditions set forth in the Shareholder Agreements; and

        WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to (a) the Merger and the other transactions contemplated by the Merger Agreement; (b) the granting of the Voting Arrangements and the Options and the other transactions contemplated by the Shareholder Agreements; and (c) the acquisition of the shares of Company Common Stock held by any Significant Shareholder pursuant to the exercise of an Option as in effect on the date the applicable Shareholder Agreement is first fully executed and in compliance with any restrictions on exercise thereof set forth in the Merger Agreement; and

        WHEREAS, the Company's Board of Directors has determined that this Amendment is necessary and desirable and in the best interest of the Company and has duly approved this Amendment; and

        WHEREAS, Section 26 of the Rights Agreement permits the Company at any time before any person becomes an Acquiring Person to amend the Rights Agreement in the manner provided herein.

        NOW, THEREFORE, the Company amends the Rights Agreement as follows:

        SECTION 1.    Amendment to Section 1.    Section 1 of the Rights Agreement is hereby amended to add the following defined terms:

    "Company Shareholders" shall mean Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman;

    "Company Shareholder Agreements" shall mean the Shareholder's Agreements, each dated as of January 27, 2004, by and among Parent, FIS and each Company Shareholder;

    "FIS" shall mean Fidelity Information Services, Inc., an Arkansas corporation and a direct wholly-owned subsidiary of Parent;

    "Merger Agreement" shall mean the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2004, by and among the Company, Parent,

    FIS, Merger Corp. and Merger LLC, as the same may be amended from time to time in accordance with its terms;

    "Merger" shall have the meaning assigned to such term in the Merger Agreement;

    "Merger Corp." shall mean Sunday Merger Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of FIS;

    "Merger LLC" shall mean Sunday Merger LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FIS;

    "Option" shall have the meaning assigned to such term in the Shareholder Agreements;

    "Parent" shall mean Fidelity National Financial, Inc., a Delaware corporation;

    "Safeguard" shall mean Safeguard Scientifics, Inc.;

    "Safeguard Shareholder Agreement" shall mean the Shareholder's Agreement, dated as of January 27, 2004, by and among Parent, FIS and Safeguard;

    "Shareholder Agreements" shall mean the Company Shareholder Agreements and the Safeguard Shareholder Agreement;

    "Significant Shareholders" shall mean the Company Shareholders and Safeguard;

    "Voting Arrangements" shall mean the agreement by the Significant Shareholders to vote their Company Shares in favor of the Merger, as set forth in the Shareholder Agreements, and the execution by the Significant Shareholders of an irrevocable proxy in respect thereof;

        SECTION 2.    Amendment to Section 3(b).    Section 3(b) of the Rights Agreement is hereby amended to add the following text at the end thereof:

    Notwithstanding anything in this Rights Agreement to the contrary, none of Parent, FIS, Merger Corp., Merger LLC or any of their respective Affiliates or Associates shall become an Acquiring Person, either individually or collectively, no Distribution Date or Business Combination shall be deemed to occur, no Rights shall separate from the Common Shares or otherwise become exercisable and no adjustment shall be made pursuant to Sections 11 or 12, in each case solely by virtue of (i) the announcement of the Merger, (ii) the acquisition of Common Shares pursuant to the Merger or the Merger Agreement, (iii) the execution of the Merger Agreement, (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (v) the execution of the Shareholder Agreements, (vi) the granting of the Options and the Voting Arrangements pursuant to the Shareholder Agreements, or (vii) the acquisition of Common Shares pursuant to the exercise of an Option as in effect on the date the applicable Shareholder Agreement is first fully executed and in compliance with any restrictions on exercise thereof set forth in the Merger Agreement.

        SECTION 3.    Governing Law.    This Amendment shall be deemed to be a contract made under the law of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the law of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

        SECTION 4.    Counterparts.    This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

        SECTION 5.    Descriptive Headings.    The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

        SECTION 6.    Full Force and Effect.    Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

SANCHEZ COMPUTER ASSOCIATES, INC.
By:	/s/ Joseph F. Waterman
Name:	Joseph F. Waterman
Title:	President and Chief Operating Officer
MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT
By:	/s/ Edgar Ambert
Name:	Edgar Ambert
Title:	Client Service Manager

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EXHIBIT 4
FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT